Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of           , 2012 (this “Agreement”), by and among Natural Grocers by Vitamin Cottage, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), Vitamin Merger, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation (the “Company”). Merger Subsidiary and the Company are sometimes referred to collectively as the “Constituent Corporations.”

RECITALS

A.            Parent.  Parent is a corporation that has been organized to hold and own all of the outstanding capital stock of the Company.

B.            Merger Subsidiary.  Merger Subsidiary has been created solely to effectuate the merger and was not formed for the purpose of conducting business.

C.            Intention of the Parties.  It is the intention of the parties to this Agreement that the Merger be treated as a tax-free reorganization under Section 351 of the Code in the event the control requirement set forth in Section 351(a) is satisfied.

D.            Board Action.  The respective boards of directors of the Constituent Corporations (i) deem it to be fair to and in the best interest of the Constituent Corporations and their respective holders of capital stock to enter into the Merger (as defined below); (ii) declare it advisable that Merger Subsidiary merge with and into the Company upon the terms and conditions provided herein; and (iii) approve the Merger and this Agreement, and the other transactions contemplated by this Agreement  The board of directors of Parent have approved this Agreement and the issuance of Parent Common Stock as the Merger Consideration hereunder.

E.             Shareholder Action.  The shareholders of the Company and the stockholder of the Merger Subsidiary have each approved the Merger and this Agreement, and the other transactions contemplated by this Agreement.

F.             Agreement Date:  It is the intent of the parties that the Merger and other transactions contemplated by this Agreement shall take place upon the filing of the Certificate of Merger with the Delaware Secretary of State and the Statement of Merger with the Colorado Secretary of State.

NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein) and of the agreements contained herein, the parties do hereby adopt the plan of reorganization encompassed by this Agreement and do hereby agree that Merger Subsidiary shall merge with and into the Company on the following terms and conditions and in accordance with the following provisions:

ARTICLE I

CERTAIN DEFINITIONS

Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 4.1.

“CBCA” means the Colorado Business Corporation Act, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Class A Merger Consideration” has the meaning set forth in Section 2.3.

“Class A Stock” means the Class A voting common stock of the Company of no par value per share.

“Class B Merger Consideration” has the meaning set forth in Section 2.3.

“Class B Stock” means the Class B non-voting common stock of the Company of no par value per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Common Stock” means the Class A Stock and the Class B Stock.

“Constituent Corporations” has the meaning set forth in the preamble to this Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” has the meaning set forth in Section 2.2.

“Exchange Ratio” means           .

“Merger” has the meaning set forth in Section 2.1.a.

“Merger Consideration” has the meaning set forth in Section 2.3.

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” means the voting common stock, $0.001 par value per share, of the Parent.

“Statement of Merger” has the meaning set forth in Section 2.2.

“Surviving Corporation” has the meaning set forth in Section 2.1.d.

ARTICLE II

THE MERGER

2.1           The Merger.

a.             The Combination.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Merger Subsidiary shall merge with and into the Company (the “Merger”) and the separate corporate existence of the Merger Subsidiary shall cease.  The Company shall be the surviving corporation in the Merger, organized under the laws of the State of Colorado with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

b.             Articles of Incorporation and Bylaws.  The Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety as provided on Exhibit A hereto immediately after the Effective Time.  The Bylaws of the Surviving Corporation shall be identical to those of the Company, as in effect immediately prior to the Effective Time.

c.             Directors and Officers.  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of the Company immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

d.             Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 7-111-106 of the CBCA and Section 259 of the DGCL, including any rules or regulations promulgated thereunder.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Constituent Corporations shall vest in the Company (the “Surviving Corporation”), and all debts, liabilities, obligations, restrictions, disabilities and duties of the Constituent Corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company as the Surviving Corporation.

2.2           Effective Time.  On such date as Parent selects (and promptly provides notice thereof to the Company): (1) first, a Certificate of Merger (the “Certificate of Merger”) shall be filed by Parent with the Secretary of State of the State of the State of Delaware in accordance with applicable law, and (2) second, after receipt of confirmation of the effectiveness of the Certificate of Merger from the Secretary of State of Delaware, a Statement of Merger (the “Statement of Merger”) shall be filed by Parent with the Secretary of State of the State of Colorado in accordance with applicable law, together with the Amended and Restated Articles of Incorporation of the Surviving Corporation,  in each case together with such certificates, documents or other instruments as may be required by law, and the Merger shall become effective upon the filing of the Statement of Merger (the “Effective Time”).

2.3           Merger Consideration.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company or the Merger Subsidiary:

a.             Each share of Class A Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Parent Common Stock (the “Class A Merger Consideration”) determined by multiplying each share of Class A Stock by the product of 1.05 times the Exchange Ratio;

b.             Each share of Class B Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Parent Common Stock (the “Class B Merger Consideration” and together with the Class A Merger Consideration, the “Merger Consideration”) determined by multiplying each share of Class B Stock by the Exchange Ratio.

2.4           Each share of the Common Stock of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock of the Surviving Corporation, which shall be held by the Parent.

ARTICLE III

EXCHANGE PROCEDURES

3.1           Exchange of Certificates .  At the Effective Time, shares of Company Common Stock will automatically, and without further action become whole shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) and will be reflected with book-entry notation on the books and records of the Parent.  Each certificate representing shares of Company Common Stock shall be deemed, from and after the Effective Time, cancelled.

3.2           Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as shareholders of the Company other than to receive Parent Common Stock.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Common Stock that was outstanding immediately prior to the Effective Time.

ARTICLE IV
MISCELLANEOUS

4.1           Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing by and among the parties hereto executed in the same manner as this Agreement.

4.2           Conditions to Merger.  The obligation of the Parent, the Merger Subsidiary, and the Company to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions (any or all of which may be waived by the Parent, the Company, or the Merger Subsidiary in its sole discretion to the extent permitted by law): (a) the Merger and this Agreement shall have been approved by the board of directors and shareholders of the Company in accordance with the CBCA; (b) the Merger and this Agreement shall have been approved by the board of directors and shareholders of the Merger Subsidiary in accordance with the DGCL; (c) the Merger and the issuance of the Merger Consideration shall have been approved by the board of directors of Parent in accordance with the DGCL; and (d) any and all consents, permits, approvals and orders deemed in the sole discretion of the Parent to be material to consummation of the Merger shall have been obtained.

4.3           Abandonment or Deferral.  At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of the Parent if, in the opinion of the Board of Directors of the Parent, such action would be in the best interests of the Parent and its shareholders.  In the event of termination of this Agreement, this Agreement shall become void and of no effect and there shall be no liability on the part of either the Parent, the Merger Subsidiary or the Company, or their respective Boards of Directors or shareholders with respect thereto.

4.4           Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

4.5           Governing Law and Venue.  This Agreement shall be subject to and governed by the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.

4.6           Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

4.7           Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

4.8           Service of Process.  The Surviving Corporation agrees that, in accordance with Section 252(d) of the DGCL, it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any Constituent Corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the DGCL, and hereby irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any suit or other proceedings at its registered agent in the State of Delaware.   The Delaware Secretary of State may serve process under this subsection to the following address:

12612 W. Alameda Parkway

Lakewood, Colorado 80228

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In witness whereof, the undersigned have executed this Merger Agreement as of the date first above written.

VITAMIN MERGER, INC.

By:
Its:

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

By:
Its:

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

By:
Its: